Thor Completes Move To Heart Of RV Community

ELKHART, Ind., March 27, 2013 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced that it has completed the planned move of its corporate headquarters to Beardsley Avenue along the St. Joseph River in downtown Elkhart, Indiana. Thor was previously headquartered in Jackson Center, Ohio and announced the move in January as a strategic decision to be more accessible and active in the community where a large majority of RVs are produced and where more than 70% of the Company's operations are located.

The new headquarters building was previously unoccupied and was renovated to include new design features providing a world-class atmosphere for the Company. The reuse of this building is a prime example of the recent efforts being made to revitalize the downtown Elkhart area. The new office will have the capacity to host a variety of meetings and events with dealers, suppliers, investors and the broader Elkhart community. Thor's corporate human resources, finance and accounting, legal and information technology departments are now housed at the new facility.

Bob Martin, Thor President and Chief Operating Officer, commented, "We are pleased with the smooth transition to our new offices on Beardsley Avenue and are looking forward to working in close proximity to the majority of our production facilities as well as our key suppliers. In addition, our new offices provide us with the flexibility to host events that showcase our RV and bus products on-site. We believe the investment in our new headquarters will provide a significant return in the form of more efficient management of Thor's resources in Elkhart and the surrounding area, as well as even stronger relationships with our customers and suppliers."

The new address for Thor's corporate headquarters is:
601 East Beardsley Avenue
Elkhart, Indiana 46514-3305
Ph. (574) 970-7460

About Thor Industries, Inc.
Thor is the sole owner of operating subsidiaries that, combined, represent the world's largest manufacturer of recreation vehicles and a major builder of commercial buses and ambulances.

This release includes certain statements that are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, the level of state and federal funding available for transportation, interest rate increases, restrictive lending practices, recent management changes, the success of new product introductions, the pace of acquisitions, asset impairment charges, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2012 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended January 31, 2013. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

CONTACT: Jeffery A. Tryka, CFA, Investor Relations, (574) 970-7912, jtryka@thorindustries.com